Exhibit 99.1

For Immediate Release

Patrick Industries, Inc. Reports Third Quarter

and Nine Months 2015 Financial Results

ELKHART, IN – October 29, 2015 – Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of building and component products for the recreational vehicle (“RV”), manufactured housing (“MH”) and industrial markets, today reported its financial results for the third quarter and nine months ended September 27, 2015.

Third Quarter 2015 Financial Results

Net sales for the third quarter of 2015 increased $26.7 million or 14%, to $214.8 million from $188.1 million in the same quarter of 2014. The increase was primarily attributable to a 13% increase in the Company’s revenue from the RV industry, which reflected the incremental contribution from acquisitions completed in 2014 and in the first nine months of 2015, as well as wholesale industry unit shipment growth of approximately 4%, and market share gains. Sales to the RV industry represented 72% of the Company’s third quarter 2015 sales. Additionally, sales to the MH industry increased 14% and sales to the industrial markets increased 26%, quarter over quarter. The Company estimates that wholesale unit shipments in the MH industry, which represented 16% of the Company’s third quarter 2015 sales, rose approximately 8% from the third quarter of 2014. The industrial market sector, which is primarily tied to a combination of the residential housing and commercial and retail fixtures markets, accounted for 12% of the Company’s third quarter 2015 sales. According to industry sources, new housing starts in the third quarter of 2015 compared to the prior year increased approximately 13%.

For the third quarter of 2015, Patrick reported operating income of $15.2 million, an increase of 22%, or $2.7 million, from the $12.5 million reported in the third quarter of 2014. Net income in the third quarter of 2015 increased 24% to $9.0 million from $7.3 million in the third quarter of 2014, while net income per diluted share increased 29% to $0.58 from $0.45.

Todd Cleveland, President and Chief Executive Officer, said, “In the third quarter, which represents the start to the primary dealer show season in the RV industry, we witnessed the continuing trend of increased prototypes, pattern changes, and new product innovation requests, in addition to an increase in the entrance of younger consumers into the buying channel. Our strong third quarter financial performance reflected the contributions and commitment of our more than 3,800 team members in our ongoing efforts to better serve our customer base with new and innovative high-quality product lines and provide exceptional customer service. We continue to increase overall content per unit in both the RV and MH industries through acquisitions and market share gains, and our industrial team continues to gain market penetration, particularly in the retail fixture and commercial furnishings segments.”

Mr. Cleveland further stated, “In addition, the newest member of the Patrick family, North American Forest Products, Inc. and its wholly owned subsidiary, North American Moulding, LLC (collectively, “North American”), acquired in September 2015, is an excellent fit with our existing core product lines for the RV industry and also represents a new market opportunity for Patrick in the softwoods lumber market, which bodes well for our goals of bringing the highest quality product offerings and service to our customers and driving shareholder value.”

Nine Months 2015 Financial Results

Net sales for the first nine months of 2015 increased $125.6 million or 23%, to $671.7 million from $546.1 million in the same period in 2014, including the impact of the acquisitions completed in 2014 and 2015. For the first nine months of 2015, the Company’s revenue from the RV industry, which represented 75% of its nine months 2015 sales, increased by 24%. According to industry sources, RV industry wholesale unit shipments increased approximately 5% in the first nine months of 2015 compared to the prior year. Additionally, revenues from the MH industry, which represented 14% of the Company’s nine months 2015 sales, rose 17% compared to the prior year as wholesale unit shipments in this industry, as estimated by the Company, increased by approximately 8%. Revenues from the industrial market increased 23% and benefited primarily from continued market share gains in the retail fixtures market, as well as improved office and commercial furnishings sales. The industrial markets, which accounted for 11% of the Company’s nine months 2015 sales, saw new housing starts increase by approximately 12% for the first nine months of 2015 compared to the prior year. The Company estimates that approximately one-half of its industrial market sales are linked to the residential housing sector and its sales to the industrial markets generally lag new housing starts by approximately six to nine months.

For the first nine months of 2015, the Company reported operating income of $51.1 million, an increase of 29%, or $11.3 million, from the $39.8 million reported in the first nine months of 2014. Net income in the first nine months of 2015 increased 29% to $30.2 million from $23.4 million in the first nine months of 2014, while net income per diluted share increased 34% to $1.95 from $1.45.

The Company’s RV content per unit (on a trailing twelve-month basis) for the third quarter of 2015 increased approximately 17% to $1,739 from $1,488 for the third quarter of 2014. The MH content per unit (on a trailing twelve-month basis) for the third quarter of 2015 increased approximately 13% to an estimated $1,817 from $1,614 for the third quarter of 2014.

“While the recent shift in buying patterns in the RV industry in 2015 towards entry level and lower priced units, as well as reductions in certain commodity based input costs, which were passed on to customers late in the second quarter and in the third quarter, have negatively impacted our dollar content per unit growth, we are encouraged by the increased levels of younger and first-time consumers entering the market, broadening the buying channel, and extending the opportunity for longer-term industry growth potential,” stated Mr. Cleveland. “During the recent RV manufacturer open houses held in September, we saw positive sentiment exhibited by both dealers and OEMs, which we expect will be reflected in industry order levels consistent with recent seasonal trends as we move into the latter part of the fourth quarter of 2015 and into the first quarter of 2016.”

Patrick’s total assets increased $163.5 million to $419.1 million at September 27, 2015 from $255.6 million at December 31, 2014, primarily reflecting the addition of acquisition-related assets, seasonality, and overall growth. Total debt outstanding at September 27, 2015 increased $123.7 million to $224.8 million from $101.1 million at December 31, 2014, reflecting the funding of the acquisitions of Better Way Products, Structural Composites of Indiana, and North American, stock repurchases, working capital needs, and capital expenditures, net of debt reduction.

In the first nine months of 2015, the Company repurchased 195,750 shares at an average price of $28.86 per share for a total cost of approximately $5.7 million. While there were no stock repurchases in the third quarter of 2015, the Company repurchased 25,000 shares at an average price of $38.94 for a total cost of approximately $974,000 in the first fiscal month of the fourth quarter of 2015. Since the inception of the stock repurchase program in February 2013 through October 23, 2015, the Company has repurchased in the aggregate 1,348,870 shares at an average price of $19.74 per share for a total cost of approximately $26.6 million. As October 23, 2015, there is approximately $19.0 million available for stock repurchases under the existing stock buyback program as authorized by the Company’s Board of Directors in February 2015.

“We continue to employ a balanced approach to utilizing our leverage position in accordance with our capital allocation strategy to grow and reinvest in our business through acquisitions, capital expenditures, and share repurchases,” stated Mr. Cleveland. “Recent acquisitions, new products, market share gains, and the ongoing strength of retail RV sales, as evidenced by an approximate 11% combined increase in industry-wide retail sales of towables and motorized units in the first eight months of 2015, based on the most recent available survey data, have led to a significant increase in our net sales in 2015 for both the current quarter and on a year-to-date basis. Our team continues to work together to implement best operating practices in both legacy operations and in our acquisitions to generate incremental efficiencies and synergies which we believe will ultimately result in increased shareholder value. We intend to keep pursuing acquisitions and other opportunities to increase our revenues and grow our operating income, net income, cash flows, and earnings per share through the remainder of 2015 and into 2016,” Mr. Cleveland further commented.

Conference Call Webcast

As previously announced, Patrick Industries will host an online webcast of its third quarter 2015 earnings conference call that can be accessed on the Company’s website, www.patrickind.com, under “Investor Relations,” on Thursday, October 29, 2015 at 10:00 a.m. Eastern time.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 11 states. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile mouldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures, fiberglass and plastic component products, interior passage doors, exterior graphics and RV painting, simulated wood and stone products, and slotwall panels and components. The Company also distributes drywall and drywall finishing products, raw and processed lumber, electronics, wiring, electrical and plumbing products, cement siding, FRP products, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, a decline in consumer confidence levels, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, the seasonality and cyclicality in the industries to which our products are sold, the ability to effectively manage the costs and the implementation of the new enterprise resource management system, the successful integration of acquisitions and other growth initiatives, interest rates, oil and gasoline prices, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.

Contact:

Julie Ann Kotowski

Patrick Industries, Inc.

574-294-7511 / kotowskj@patrickind.com

(thousands except per share data)	THIRD QUARTER		NINE MONTHS
	ENDED		ENDED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME	Sept. 27,	Sept. 28,	Sept. 27,	Sept. 28,
(Unaudited)	2015	2014 (1)	2015 (1)	2014 (1)

NET SALES	$214,805	$188,138	$671,674	$546,143
Cost of goods sold	179,764	158,110	560,846	457,149
Gross profit	35,041	30,028	110,828	88,994

Operating Expenses:
Warehouse and delivery	6,669	6,842	20,154	19,613
Selling, general and administrative	10,805	9,339	33,543	26,604
Amortization of intangible assets	2,354	1,408	5,995	3,036
(Gain) loss on sale of fixed assets	11	(51)	-	(27)
Total operating expenses	19,839	17,538	59,692	49,226

OPERATING INCOME	15,202	12,490	51,136	39,768
Interest expense, net	1,153	694	2,855	1,750
Income before income taxes	14,049	11,796	48,281	38,018
Income taxes	5,089	4,542	18,098	14,637
NET INCOME	$8,960	$7,254	$30,183	$23,381

BASIC NET INCOME PER COMMON SHARE	$0.58	$0.45	$1.97	$1.46

DILUTED NET INCOME PER COMMON SHARE	$0.58	$0.45	$1.95	$1.45

Weighted average shares outstanding - Basic	15,342	15,986	15,327	16,033
- Diluted	15,532	16,081	15,507	16,115

(1) Net income per common share and weighted average shares outstanding, on both a basic and diluted basis, reflect the impact of the three-for-two common stock split paid on May 29, 2015.

(thousands)
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION	Sept. 27,	Dec. 31,
(Unaudited)	2015	2014

CURRENT ASSETS
Cash and cash equivalents	$1,410	$123
Trade receivables, net	63,301	32,637
Inventories	96,183	71,020
Deferred tax assets	6,174	4,563
Prepaid expenses and other	3,579	6,453
Total current assets	170,647	114,796

Property, plant and equipment, net	66,661	57,353
Goodwill and other intangible assets, net	178,712	81,174
Deferred financing costs, net	2,566	1,024
Other non-current assets	562	1,214
TOTAL ASSETS	$419,148	$255,561

CURRENT LIABILITIES
Current maturities of long-term debt	$10,714	$-
Accounts payable	34,686	29,754
Accrued liabilities	21,957	15,388
Total current liabilities	67,357	45,142

Long-term debt, less current maturities	214,107	101,054
Deferred compensation and other	2,155	2,239
Deferred tax liabilities	3,290	4,358
TOTAL LIABILITIES	286,909	152,793

SHAREHOLDERS’ EQUITY	132,239	102,768
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$419,148	$255,561

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